Extraordinary Compensation Award and Opportunity

Jeff Scissons

The following Extraordinary Compensation award and opportunity is made for Jeff Scissons in connection with the Polaris Project (“Project”):

Milestone Based Bonus Opportunity
This describes the bonus opportunities you will be eligible to earn based on your performance through transaction closing (anticipated to be late 2024/early 2025).

The first milestone bonus opportunity is based on a merger agreement being signed with a counterparty and will be 25% of the award opportunity. The remaining 75% is earned upon successfully closing of the transaction.

Earned awards will be determined and paid to you within 45 days after the applicable milestone date. In order to receive the full award opportunity, you must accomplish the entire goal; senior leadership has discretionary authority to approve prorated awards if deemed appropriate.
You will not be entitled to receive a bonus if your job performance is deemed unsatisfactory by the Company or if you leave service for any reason prior to the achievement of the milestone. Payments are vested immediately upon meeting the milestone. All awards are subject to applicable taxes.

Award Amount (net)
1st Milestone: Polaris Merger Agreement Signed	$43,750

2nd Milestone: Polaris transaction closed	$131,250

Net Milestone Opportunity	$175,000
.

Notice: This Extraordinary Compensation award and opportunity is not intended as a guarantee of future employment; nor is it intended to alter your at-will employment status; nor does this opportunity entitle you to any future Extraordinary Compensation bonus opportunities or payments; nor does it create or limit your participation in other Company incentive programs.

Acknowledgment Signature:
The signature below indicates that this has been reviewed and there is a clear understanding of the award offering.

____/s/Jeff Scissons__            9/25/23
Jeff Scissons                Date
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